First Clover Leaf Bank We're Better Together.	Press Release

September 25, 2013                                                                                                Media Contact:
For Immediate Release                                                                                      Mr. Gerry Schuetzenhofer, 618-407-1293

Mr. P. David Kuhl is named President and Chief Executive Officer of First Clover Leaf Bank Mr. Dennis Terry to stay on as Director of Market Relations and Board Projects Mr. William D. Barlow promoted to Executive Vice President, Chief Lending Officer

EDWARDSVILLE, IL, September 25, 2013 – First Clover Leaf Bank announced the appointment of P. David Kuhl as the new President and Chief Executive Officer of the bank effective October 7, 2013.

“We are confident that Dave’s diverse and broad experience in the banking industry will continue to build upon the success we have experienced over the last several years,” says Gerry Schuetzenhofer, Chairman of the Board of First Clover Leaf Bank.

Mr. Kuhl brings a vast level of banking experience and proven leadership to First Clover Leaf Bank, having served as Chairman, President and CEO of Freestar Bank in Pontiac, IL, as well as Busey Bank in Urbana, IL. Mr. Kuhl has also served as Chairman of the Board of Directors of the Federal Home Loan Bank of Chicago and the Illinois Bankers Association. Mr. Kuhl was honored in 2011 by being named Banker of the Year for the State of Illinois. Kuhl is from the Metro-East area and received his Master of Business Administration from Southern Illinois University Edwardsville.

Mr. Kuhl commented, “First Clover Leaf Bank has a rich tradition of exceptional customer service and strong commitment to its communities and shareholders. Our goal will be to continue this commitment while expanding our service offerings and increasing shareholder value. I am excited and honored to be chosen to lead the organization through this next chapter in its long and impressive history.”

Current President and Chief Executive Officer, Dennis Terry, will remain at First Clover Leaf Bank as Director of Market Relations & Board Projects. Mr. Terry will work closely with Mr. Kuhl during the change in leadership. “I look forward to working with Dave as he continues to build on the historical success of First Clover Leaf Bank,” said Mr. Terry. Mr. Schuetzenhofer commented on the success attributed to Terry during his leadership at the bank, “Dennis oversaw the growth of the bank from 2000 to the present as the bank has grown from $80 million in assets to $600 million. We are thrilled that he will be staying on in a new role and continue to build on his strong market knowledge and relationships.”

First Clover Leaf Bank also announced the promotion of William D. Barlow to Executive Vice President, Chief Lending Officer. Bill will continue to lead the business banking group and will be a strategic partner to Kuhl as they continue to deliver the vision and long-term growth strategy of First Clover Leaf Bank. “I have had the privilege of working with Dennis Terry, and know his knowledge and vision will be helpful as I step into my new role,” says Bill Barlow. “I am equally fortunate to have the opportunity to work with Dave Kuhl, and I look forward to being an integral part of the executive management team that will continue to build this great community bank.”

About First Clover Leaf Bank

First Clover Leaf Bank is a wholly owned subsidiary of First Clover Leaf Financial Corp. (NASDAQ: FCLF). First Clover Leaf Bank is headquartered in Edwardsville, Illinois, and devotes special attention to personal service and offers a full line of retail and commercial products. First Clover Leaf Bank is a strong advocate for community banking serving the Madison County Market and surrounding Metro East Communities. Further information about the company is available at www.firstcloverleafbank.com.

Forward Looking Statements

This news release may contain certain forward-looking statements, such as statements of First Clover Leaf Financial Corp.’s or First Clover Leaf Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond First Clover Leaf Financial Corp.’s or First Clover Leaf Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). Readers should carefully review the risk factors described in other documents First Clover Leaf Financial Corp. files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.###